NEWS FROM LASER MASTER
                               INTERNATIONAL, INC.


FOR IMMEDIATE RELEASE


              LASER MASTER INTERNATIONAL, INC. ANNOUNCES SETTLEMENT
             OF LEGAL ACTION AGAINST CERTAIN UNDERWRITERS OF LLOYDS


HARRISON, NJ - APRIL 4, 2003 - Laser Master International, Inc. (OTCBB: LMTI) announced that it settled a legal action commenced against certain underwriters of Lloyds as a result of damages sustained by LMTI and one of its customers, Amazon.com, which had a policy of insurance covered by certain underwriters of Lloyds.

The gross settlement of the claims was the sum of $3,250,000, of which the Company, in conjunction with Amazon.com, divided the settlement proceeds. The Company received the sum of $1,875,000 and Amazon.com received the balance of $1,375,000.

The Company, after payment of its legal fees, expert witnesses, domestic and foreign travel costs, and other related case expenses, realized proceeds of approximately $800,000 net of fees and expenses incurred in prior periods. The proceeds will be used by the Company to retire outstanding debt obligations and for working capital purposes.

Laser Master International, Inc. and its subsidiaries provide a comprehensive array of computerized design, pre-press and flexographic printing services and products for the packaging, apparel and home furnishings markets. Fore more than a decade, the Company has been a leader in environmentally safe, water-based printing processes and has developed laser precision technology for use in commercial and industrial applications.

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